Exhibit 99.1

Omega Protein Announces Update on

2010 Fish Catch and Gulf Oil Spill

HOUSTON, July 15, 2010 – Omega Protein Corporation (NYSE symbol: OME), the nation’s leading producer of Omega-3 fish oil and specialty fish meal products, today announced an update on its fishing efforts as of the close of business on July 9, 2010, the end of the twelfth week of the Company’s 2010 fishing season. As of that date, the Company’s total fish catch (Gulf of Mexico plus Atlantic) was at approximately 89% of the Company’s total 2010 fish catch plan. However, the Company’s Gulf of Mexico fish catch was at approximately 68% of its Gulf of Mexico 2010 fish catch plan.

Federal and state closures of fishing grounds because of the Deepwater Horizon oil spill have continued to affect the Company’s ability to operate its Gulf of Mexico fishing fleet in an unrestricted manner. In response, as previously reported, the Company has deployed its vessels among its various Gulf facility locations to avoid restricted areas. The Company has also temporarily ceased fishing with certain vessels from time to time. The Company expects that it will continue its operational plan of moving vessels and temporarily suspending operations of some vessels until these fisheries closures are terminated.

The Company also has filed a claim with BP for reimbursement of any costs or lost profits resulting from the Deepwater Horizon incident.

The above fish catch percentages are based on the Company’s projected fish catch plan for the 2010 fishing season, which in turn is based on historical fish catch data that varies from year to year. In addition, these percentages are based only on data for a portion of a full fishing season. The Company cautions that, because of the volatility of fish catch generally and the unpredictability of future effects of the oil spill specifically, no projections or extrapolations should be made from these numbers.

The Company does not routinely announce fish catch statistics but it is doing so in this case because of the uniqueness of the situation created by the oil spill. The Company does not currently intend to update this information or make further announcements regarding fish catch, although it may elect to do so in the future if circumstances dictate.

About Omega Protein

Omega Protein Corporation is the nation’s largest manufacturer of heart-healthy fish oils containing Omega-3 fatty acids for human consumption, as well as specialty fish meals and fish oil used as value-added ingredients in aquaculture, swine and other livestock feeds. Omega Protein makes its products from menhaden, an Omega-3 rich fish that is not utilized as seafood, but which is abundantly available along the U.S. Gulf of Mexico and Atlantic Coasts.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS: The statements contained in this press release that are not historical facts are forward-looking statements that involve a number of risks and uncertainties. Forward-looking information may be based on projections and estimates. Some statements in this press release may be forward-looking and use works like “may,” “may not,” “believes,” “do not believe,” “expects,” “do not expect,” “anticipates,” do not anticipate,” and other similar expressions. The actual results of future events described in any of these forward-looking statements could differ materially from those stated in the forward-looking statements. Important factors that could cause actual results to be materially different from those forward-looking statements include, among others: (1) the fact that the oil spill is not yet under control and the situation may worsen materially, causing further restrictions on commercial fishing to be implemented, (2) the effect of the oil spill on the Company’s business, operations and fish catch, both short-term and long-term, (3) the effect of government intervention in connection with the oil spill, including without limitation, any restrictions that may be imposed on navigation and access to the Company’s facilities or restrictions on the sale of marine proteins produced from the Gulf of Mexico, (4) the disruption and bottlenecks caused by the Company’s response plan with respect to its operations, (5) the effect of the oil spill, short-term and long-term, on the menhaden fishery or ecosystems supporting that fishery, (6) customer perceptions about marine products from the Gulf of Mexico or the United States due to concerns about contamination or availability, and (7) the amount, if any, of any reimbursements for damages caused by the Deepwater Horizon oil spill that is ultimately received by the Company. Other factors are described in further detail in Omega Protein’s filings with the Securities and Exchange Commission, including its reports on Form 10-K, Form10-Q and Form 8-K.

CONTACT:

Investor Relations, (713) 623-0060 OR hq@omegahouston.com

Web site: www.omegaproteininc.com